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                                  EXHIBIT 23.4

                          Independent Auditors' Consent


The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296, 33-91298 and 333-56125) on Form S-8 of Bull Run Corporation and in the Registration Statement (No. 333-84833) on Form S-4 of BR Holding, Inc. of our report dated October 11, 1996 with respect to the consolidated statements of income, stockholders' equity and cash flows of Host Communications, Inc. and subsidiaries for the year ended June 30, 1996, which report appears in the June 30, 1999 transition report on Form 10-K of Bull Run Corporation.

Our report refers to a change in the method of accounting for license fee revenues and rights fee expenses.



                                             /s/  KPMG LLP

Cincinnati, Ohio
November 8, 1999